Exhibit 99.2

Prospectus Supplement Summary – Business Overview

About Spring Bank Pharmaceuticals

We are a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using our proprietary small molecule nucleic acid hybrid, or SMNH, chemistry platform. Our SMNH compounds are small segments of nucleic acids that we design to selectively target and modulate the activity of specific proteins implicated in various disease states. We are developing our most advanced SMNH product candidate, SB 9200, for the treatment of certain viral diseases. We have designed SB 9200 to selectively activate within infected cells the cellular proteins, retinoic acid-inducible gene 1 (RIG-I) and nucleotide-binding oligomerization domain-containing protein 2 (NOD2), to inhibit viral replication and to cause the induction of intracellular interferon signaling pathways for antiviral defense. We believe that SB 9200 may play an important role in antiviral therapy by modulating the body’s immune response through its mechanisms of action to fight viral infections. We are also developing other SMNH product candidates, including SB 11285, an immunotherapeutic agent for the treatment of selected cancers through the activation of the STimulator of INterferon Genes, or STING, pathway.

SB 9200

We are currently developing SB 9200 for the treatment of chronic hepatitis B virus, or HBV. We are conducting a Phase 2a multi-center clinical trial of SB 9200 in Canada, Hong Kong, Korea and Taiwan, which is the first segment of our Phase 2 ACHIEVE trial. The Phase 2a trial is a, randomized, placebo-controlled, multiple ascending dose trial in up to 80 non-cirrhotic patients infected with chronic HBV using doses of 25 mg, 50 mg, 100 mg and 200 mg of SB 9200 as a monotherapy administered daily for 12 weeks. Following this treatment, all patients will receive treatment with the oral antiviral agent tenofovir disoproxil fumarate (marketed as Viread®, which we refer to as Viread) as a monotherapy for 12 weeks. Patients will be sequentially enrolled into one of the four dose cohorts and randomized between a SB 9200 dose group or placebo on a 4:1 basis. Patients are stratified based on HBeAg positive (+) or negative (-) status. HBeAg is a non-structural protein which is secreted by the virus and whose presence in blood, or HBeAg-positive, is indicative of wild type or non-mutated virus with high levels of viral replication. The loss of HBeAg occurs secondary to mutations in the virus and results in a patient becoming HBeAg negative with a resulting lower level of actively replicating virus. The primary endpoints of the Phase 2a clinical trial are safety and antiviral activity, as measured by the change in HBV DNA at week 12 from baseline. Multiple exploratory secondary endpoints include reduction or loss of hepatitis B surface antigen, or HBsAg, and HBeAg, quantitative HBV RNA as a marker for control of virus production and studies of immune activity.

In May 2017, we reported top-line results from the first SB 9200 monotherapy dosing cohort of the Phase 2a clinical trial indicating that a low dose (25mg) of SB 9200 alone showed a favorable safety profile and antiviral activity against HBV DNA and HBsAg. The first SB 9200 monotherapy dosing cohort consisted of 11 HBeAg-positive and 9 HBeAg-negative patients, of which 80% were genotype B/C, the most common Asian genotypes. Administration of SB 9200 resulted in a statistically significant reduction in HBV DNA at week 12 (unpaired t-test 2.85, p=0.01) compared to placebo, with a mean reduction of 0.6 log10 (range 0 to 1.87 log10) in the SB 9200 treatment group. For the secondary endpoint of reduction or loss of HBsAg, 5 of 16 patients (31%) in the SB 9200 treatment group had a greater than 0.5 log10 reduction at any time point (range 0.52 to 1.01 log10), compared to none in the placebo group. The 7 HBeAg-negative patients in the SB 9200 treatment group had the greatest mean reduction in HBV DNA at 0.9 log10, and 3 of these 7 patients also had a greater than 0.5 log10 reduction in HBsAg. The overall safety profile of SB 9200 was favorable, and over the 12-week study, no serious adverse events were observed. Treatment-emergent adverse events ranged from mild to moderate in severity with no interferon-like side effects and were comparable to patients on placebo.

We expect to report top-line results from the second SB 9200 monotherapy dosing cohort of the Phase 2a clinical trial in the fourth quarter of 2017, and to report top-line monotherapy results for all patients treated with SB 9200 alone in the first half of 2018. Subject to the complete results of the Phase 2a clinical trial, we expect to initiate a Phase 2b clinical trial in the second half of 2018 in patients with chronic HBV to explore the use of SB 9200 as a monotherapy and in combination with Viread. The Phase 2a clinical trial is being conducted under our clinical trial collaboration with Gilead Sciences, Inc., and the Phase 2b clinical trial will be conducted under the same collaboration.

We are also pursuing the development of the co-formulation of SB 9200 with Viread and with entecavir (marketed as Baraclude®, which we refer to as Baraclude) as potential fixed-dose combination products for the treatment of patients with chronic HBV who may benefit from the combined use of SB 9200 as a potential immunomodulatory agent, and Baraclude or Viread, as the antiviral agent. We anticipate that the fixed-dose combination product could result in enhanced patient compliance and potentially allow for a more favorable safety profile. We have conducted early development work on co-formulations with Viread and believe that SB 9200 with Viread is compatible in the same formulation. We believe that the immunomodulatory activity provided by SB 9200 could become a key component of a future combinatorial treatment of patients infected with chronic HBV, which could increase the percentage of chronic HBV patients who achieve a functional cure. We have entered into collaborations and seek to enter into additional collaborations with third parties that are investigating and/or developing compounds for the treatment of chronic HBV with different pharmacological mechanisms of action than SB 9200. Pursuant to this strategy, we have entered into agreements with multiple parties, including Arrowhead Pharmaceuticals, Inc. and Arbutus Biopharma Corporation.

SB 11285

We are developing SB 11285, a novel proprietary STING agonist, as a potential immunotherapeutic agent for the treatment of selected cancers. Recent published scientific literature indicates that the activation of the STING pathway can result in the induction of cellular interferons and cytokines and promote an aggressive and strong anti-tumor response through the induction of innate and adaptive immune response. In our preclinical studies performed in in vitro systems, SB 11285 has been observed to cause the induction of interferon and other cytokines, as well as cell death, or apoptosis, of multiple tumor-derived cell lines. We continue to conduct preclinical studies of SB 11285 in multiple in vivo cancer models. We presented data from in vivo studies in the A20 lymphoma and 4T1 breast cancer syngeneic mouse models at the March 2017 Cancer Immunology and Immunotherapy Keystone Symposia. In June 2017, an abstract was published at the American Society of Clinical Oncology (ASCO) Annual Meeting indicating that SB 11285 showed potent and highly-durable anti-tumor activity in the A20 and CT26 syngeneic mouse tumor models. The induction of immune-memory and abscopal anti-tumor activity upon intra-tumoral administration of SB 11285 was also observed in the A20 lymphoma model. In addition, SB 11285 exhibited dose-dependent, potent tumor growth inhibition and durable anti-tumor response upon intra-tumoral, intraperitoneal and intravenous routes of administration in the CT26 colon cancer syngeneic mouse model. In the orthotopic 4T1 breast cancer model, intraperitoneal administration of SB 11285 resulted in significant inhibition of primary tumor growth, as well as inhibition of tumor metastasis. We believe these preclinical studies demonstrate the potential for both intra-tumoral and systemic administration of SB 11285 to target a variety of tumors, which could potentially be used in combination with other therapeutic modalities.

We intend to continue the development of SB 11285 as a potentially important addition to the current standard of care in the treatment of various cancers that we believe could increase the treatment responses in patients. In 2017, we intend to continue to advance the SB 11285 program with preclinical, toxicology, and process development efforts and hope to achieve further preclinical proof-of-principle for SB 11285 in relevant oncology models. Subject to the results of these preclinical studies, we hope to submit an investigational new drug application, or IND, and/or a clinical trial application, or CTA, for SB 11285 in mid-2018.

Pipeline of Product Candidates

The following table summarizes the status of the development of our product candidates. We retain exclusive global commercial rights to all of our product candidates.

Product Candidate	Indication/ Therapeutic Area	Stage of Development	Anticipated Milestones

SB 9200	Chronic HBV	Phase 2	Top-line data on second monotherapy dosing cohort of Phase 2a clinical trial expected Q4 2017

	HBV/fixed dose combinations	Research	Establish preclinical proof-of-principle

	HBV/ collaborations for combination therapy	Research	Establish preclinical proof-of-principle

SB 11285	Immuno-oncology	Research	Advance to IND/CTA submission in mid-2018

SB 11177/11179	PDE4 inhibitors	Research	Establish preclinical proof-of-principle